Exhibit 99

[Logo of Wendy’s International, Inc.]

Wendy’s to Explore Possible Sale of the Company

Company Announces Revised 2007 Outlook

DUBLIN, Ohio (June 18, 2007) – Wendy’s International, Inc. (NYSE:WEN) announced today that the Special Committee of its Board of Directors, which is reviewing the Company’s strategic options, has decided to explore a possible sale of the Company. There is no specific timetable for the process.

“The Special Committee has determined that the exploration of a sale is the appropriate next step in the investigation of value-creating alternatives for our stakeholders,” said James V. Pickett, Chairman of the Board and the Special Committee. “While a sale remains only one of the alternatives under consideration, we believe it merits more thorough examination.

“Our goal is to move forward expeditiously and to minimize disruption to the Company and its operations,” said Pickett. “We want management and our operators to focus on executing Wendy’s business plan to grow sales and margins.”

JP Morgan, as lead advisor, and Lehman Brothers Inc., as co-advisor, will conduct the sale exploration process in conjunction with the Special Committee.

The Special Committee is also evaluating a possible securitization financing. Such a securitization could be used by a potential buyer or in a recapitalization of the Company. Lehman Brothers, as lead structuring advisor, and JP Morgan, as co-structuring advisor, are leading this evaluation on behalf of the Special Committee.

There is no assurance that the steps announced today will result in any changes to the Company’s current plans, or that any transaction will be consummated. A sale transaction would require approval by the full Board of Directors and shareholders. In addition, the steps announced today do not preclude the possibility of the Company pursuing other strategic alternatives in the future.

The Company plans to report developments regarding the Special Committee’s actions only as circumstances warrant.

Company Announces Revised Outlook for 2007

The Company announced today that it is revising its 2007 outlook for earnings before interest taxes depreciation and amortization (EBITDA) and earnings per share (EPS) from continuing operations.

The Company’s revised range for EBITDA is $295-315 million, compared to previous guidance of $330-340 million. The revised range is a 33-42% increase over 2006 adjusted EBITDA from continuing operations of $221 million. The Company’s revised range for EPS is $1.09-1.23 per share, compared to the Company’s previous guidance of $1.26-1.32 issued on March 20.

The primary reasons for the revised outlook are lower-than-planned same-store sales and higher-than-expected commodity costs. Same-store sales were up 3.8% at U.S. company restaurants in the 2007 first quarter and are up 0.7% in the 2007 second quarter through June 15.

The revised earnings outlook excludes expenses related to the Board’s Special Committee activities, up to $60 million in pension settlement costs that the Company noted in February (some of these costs are expected to occur in 2007), and any potential restructuring charges.

“Our strategy to revitalize the Wendy’s® brand, improve our bond with customers and generate sustainable same-stores growth is producing positive results,” said Chief Executive Officer and President Kerrii Anderson. ”We’ve delivered 12 consecutive months of positive same-store sales through May, but the last two months have been challenging as we’ve aggressively adjusted pricing to bring Wendy’s more in line with the market. We believe our new market-based pricing approach is the right long-term strategy to generate more positive store operating margins, but it has pressured transactions in the short-term. Our employees and operators are producing improved results, but certain external factors have changed and are impacting results.

“Our goal is to keep everyone in the system focused on executing our strategic plan to drive profitable sales and expanded margins at every restaurant,” Anderson said. “Our brand strategy and new advertising will clearly tell consumers about Wendy’s superior quality and great-tasting products. We have been emphasizing our “fresh, never frozen beef” in our newest ads. At the same time, we are focused on operational improvements across the system and we expect to meet our store labor savings and G&A goals.”

Earnings Outlook and Guidance

The Company said that in view of the strategic review process now under way, it is suspending its previous earnings guidance for 2008 and 2009. Management does not plan to provide additional details on its earnings guidance or to update it.

Disclosure Regarding Non-GAAP Financial Measures

EBITDA is used by management as a performance measure for benchmarking against the Company’s peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under GAAP. The Company also uses adjusted EBITDA, which accounts for certain items unrelated to ongoing operations, as an internal measure of business operating performance. Management believes adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the business.

Below is a reconciliation of 2006 reported operating income to 2006 EBITDA and 2006 adjusted EBITDA:

2006 reported operating income	$40.3 million
2006 depreciation and amortization	$123.7 million

2006 EBITDA from continuing ops	$164.0 million
2006 restructuring charges	$38.9 million
2006 incremental advertising expense	$25.0 million
2006 joint venture impact	$(7.2 million)

2006 adjusted EBITDA from continuing ops	$220.7 million

Below is a reconciliation of 2007 estimated operating income to 2007 estimated EBITDA:

2007 estimated operating income	$186-206 million
2007 estimated depreciation and amortization	$109 million

2007 estimated EBITDA from continuing ops	$295-315 million

Wendy’s International, Inc. overview

Wendy’s International, Inc. is one of the world’s largest and most successful restaurant operating and franchising companies. More information about the Company is available at www.wendys-invest.com.

CONTACTS:

John Barker
(614) 764-3044
john_barker@wendys.com

David Poplar
(614) 764-3547
david_poplar@wendys.com

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.